CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE OF INFORMATION THAT MP MATERIALS CORP. TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

     Exhibit 10.23

TIME-SHARING AGREEMENT
This Time-Sharing Agreement (the “Agreement”) is made and entered into on November 13, 2024, effective as of January 1, 2025 (“Effective Date”), by and between MP MATERIALS CORP. (“Time Share Lessor”), and James H. Litinsky (“Time Share Lessee”).
WHEREAS, Time Share Lessor is the permitted operator and lessee of that certain [***]; and
WHEREAS, Time Share Lessor employs, through a management company, a fully qualified flight crew to operate the Aircraft; and
WHEREAS, Time Share Lessor desires to lease said Aircraft with flight crew to Time Share Lessee and Time Share Lessee desires to lease said Aircraft and flight crew from Time Share Lessor on a time sharing basis pursuant to Section 91.501(c)(1) of the Federal Aviation Regulations (“FARs”),
NOW THEREFORE, Time Share Lessor and Time Share Lessee, declaring their intention to enter into and be bound by this Agreement, and for the good and valuable consideration set forth below, hereby covenant and agree as follows:
1. Time Sharing Agreement. Time Share Lessor agrees to lease the Aircraft to Time Share Lessee pursuant to the provisions of FAR 91.501(c)(1) and to provide a fully qualified flight crew for all operations on a non-continuous basis commencing on the Effective Date and continuing unless and until terminated. Either party may terminate this Agreement by giving thirty (30) days advance written notice to the other party.
2. Expenses. Time Share Lessee shall pay Time Share Lessor for each flight conducted under this Agreement as invoiced by Time Share Lessor; provided, however, that the amount paid shall not exceed the aggregate amount of the actual expenses of each specific flight as authorized by FAR Part 91.501(d) as authorized by FAR Part 91.501(d). The expenses authorized by FAR Part 91.501(d) include:
(a)    Fuel, oil, lubricants, and other additives;
(b)    Travel expenses of the crew, including food, lodging and ground transportation;
(c)    Hangar and tie down costs away from the aircraft’s base of operation;
(d)    Insurance obtained for the specific flight;

(e)    Landing fees, airport taxes and similar assessments, including, but not limited to, IRC Section 4261 and related excise taxes;
(f)    Customs, foreign permit, and similar fees directly related to the flight;
(g)    In-flight food and beverages;
(h)    Passenger ground transportation;
(i)     Flight planning and weather contract services; and
(j)     An additional charge equal to 100 percent of the expenses listed in item (a) above.
3. Billing. Time Share Lessor shall pay and indemnify Time Share Lessee for all expenses related to the operation of the Aircraft, including landing fees, airport fees, and any Time Share Lessee fees, or any other such fees, when incurred. Time Share Lessor will provide an invoice and bill Time Share Lessee for an amount up to but not in excess of the aggregate amount of the permitted expenses outlined in paragraph 2 above, within twenty-one (21) days after the last day of the month in which any flight or flights for the account of Time Share Lessee occur. Time Share Lessee shall pay Time Share Lessor such amount within thirty (30) days of receipt of the invoice and bill therefor. Time Share Lessor shall be responsible for paying, reporting, and remitting to the U.S. Internal Revenue Service any federal transportation excise tax due with respect to payments by Time Share Lessee to Time Share Lessor under this Agreement.
4. Scheduling Use. Time Share Lessee will provide Time Share Lessor with requests for flight time and proposed flight schedules as far in advance of any given flight as possible. Requests for flight time and proposed flight schedules shall be made in compliance with Time Share Lessor’s scheduling procedures. In addition to proposed schedules and flight times, Time Share Lessee shall provide directly or through its intended passengers at least the following information for each proposed flight prior to scheduled departure as required by Time Share Lessor or Time Share Lessor’s flight crew:
(a)    proposed departure point;
(b)    destination;
(c)    date and time of flight;
(d)    number of anticipated passengers;
(e)    nature and extent of unusual luggage and cargo to be carried;
(f)    date and time of a return flight, if any; and
(g)    any other information concerning the proposed flight that may be pertinent or required by Time Share Lessor or Time Share Lessor’s flight crew.
5. Ownership Expenses and Flight Crew.    As between Time Share Lessor and Time Share Lessee, Time Share Lessor shall pay all expenses related to the ownership and operation of the Aircraft and shall employ, pay for, and provide to Time Share Lessee a qualified flight crew for each flight undertaken under this Agreement.
6. Maintenance. Time Share Lessor shall be solely responsible for securing maintenance, preventive maintenance, and required or otherwise necessary inspections of the Aircraft, and shall take such requirements into account in scheduling the Aircraft. No period of maintenance, preventive maintenance, or inspection shall be delayed or postponed for the purpose of scheduling the Aircraft, unless said maintenance or inspection can be safely conducted at a later time in compliance with all applicable laws and regulations and within the sound discretion of the pilot in command. The pilot in command shall have final and complete authority to cancel any flight for any reason or condition which in his or her judgment would compromise the safety of the flight.
7. Flight Crew Responsibilities. In accordance with applicable FARs, the flight crew will exercise all its duties and responsibilities in regard to the safety of each flight conducted hereunder. Time Share Lessee specifically agrees that the pilot in command, in his or her sole discretion, may terminate any flight, refuse to commence any flight, or take other action which in the considered judgment of the pilot in command is necessitated by considerations of safety. The parties agree that Time Share Lessor shall not be liable for delay or failure to furnish the Aircraft and flight crew pursuant to this Agreement when such failure is caused by government regulation or authority, mechanical difficulty, war, civil commotion, strikes or labor disputes, weather conditions, or acts of God.
8. Insurance. Time Share Lessor shall maintain Aircraft Liability insurance in an amount consistent with the insurance coverage maintained by other similarly situated owners and Time Share Lessors of similar aircraft and will include Time Share Lessee as an additional insured on such insurance policy. Time Share Lessor will provide such additional insurance coverage as Time Share Lessee shall request or require, provided, however, that the cost of such additional insurance shall be borne by Time Share Lessee as set forth in item (d) of paragraph 2 hereof.
9. Indemnities. Time Share Lessor hereby agrees to indemnify, defend, and hold harmless Time Share Lessee and its officers, directors, employees, shareholders, and agents from and against any and all claims, damages, losses, liabilities, (including, without limitation, bodily injury or death), demands, suits, judgments, causes of action, legal proceedings, penalties, fines, other sanctions, and any costs and expenses in connection therewith (including reasonable attorneys’ fees and expenses, but only to the extent actually incurred), which arise out of or are in any way connected with Time Share Lessee’s use of the Aircraft pursuant to this Agreement (“Time Share Lessor’s Indemnity”). But Time Share Lessor’s Indemnity shall not apply to the extent any of the foregoing indemnity claims and expenses are caused by the grossly negligent or fraudulent acts or omissions or willful misconduct on the part of Time Share Lessee. Time Share Lessee agrees to indemnify, defend, and hold harmless Time Share Lessor, and its officers, directors, employees, shareholders and agents from and against any and all claims, damages, losses, liabilities, (including, without limitation, bodily injury or death), demands, suits, judgments, causes of action, legal proceedings, penalties, fines, other sanctions, and any costs and expenses in connection therewith (including reasonable attorneys’ fees and expenses, but only to the extent actually incurred), which arise out of or are in any way connected with Time Share Lessee’s grossly negligent or fraudulent acts or omissions or willful misconduct.
10. Compliance with Laws. Time Share Lessor warrants that during the term of this Agreement it will abide by and conform to all laws, governmental and airport orders, rules, and regulations as shall from time to time be in effect relating in any way to its operation and use of the Aircraft on behalf of Time Share Lessee.
11. Assignment. Neither this Agreement nor any party’s interest herein may be assigned without the prior written consent of the non-assigning party.
12. Miscellaneous.
A. Nothing herein shall be construed to create a partnership, joint venture, franchise, employer-employee relationship, or any relationship of principal and agent.
B. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their heirs, representatives, and successors.
C. This Agreement will be governed by and construed in accordance with the laws of the State of Nevada.
D. The terms and conditions contained herein and in any other agreements referred to herein constitute the entire agreement between Time Share Lessor and Time Share Lessee with respect to the use of the Aircraft by Time Share Lessee and shall supersede all communications, representations, or agreements, either oral or written, between Time Share Lessor and Time Share Lessee with respect to the subject matter hereof, and no agreement or understanding varying the terms and conditions hereof shall be binding upon Time Share Lessor and Time Share Lessee unless in writing, dated after this Agreement, and signed by duly authorized representatives of both Time Share Lessor and Time Share Lessee.
E. Time is of the essence of this Agreement.
13. Notice. Any notice to be given hereunder shall be deemed sufficiently given if personally delivered or via overnight delivery service or courier, to the respective party as follows:

Time Share Lessor:	MP Materials Corp.
1700 S. Pavilion Center Drive, Suite 800
Las Vegas, NV 89135
Attn: Elliot D. Hoops, General Counsel & Secretary
Email: [***]

Time Share Lessee:	James H. Litinsky
1700 S. Pavilion Center Drive, Suite 800
Las Vegas, NV 89135
Email: [***]
Notice shall be effective upon receipt or refusal (as evidenced by the delivery records of the entity making or attempting to make the delivery) by the addressee hereof. The address for notices may be changed by giving a notice in the manner herein provided.

14. Dispute Resolution. All claims, disputes, and other matters in question between Time Share Lessor and Time Share Lessee arising out of, or relating to, this Agreement or the breach thereof, shall in be resolved through good faith negotiations by Time Share Lessor and Time Share Lessee; provided, however, if Time Share Lessor and Time Share Lessee are unable to resolve the claim, dispute, or other matter through negotiation, either Time Share Lessor or Time Share Lessee may elect to resolve the claim, dispute, or other matter through arbitration in accordance with the Arbitration Rules of the American Arbitration Association then in effect. This provision shall be specifically enforceable in any court of competent jurisdiction. Nothing in this paragraph 14 shall be deemed to require Time Share Lessor or Time Share Lessee to subject disputes arising out of, or relating to, this Agreement to arbitration.
15. TRUTH IN LEASING. TRUTH IN LEASING STATEMENT UNDER SECTION 91.23 OF THE FEDERAL AVIATION REGULATIONS.
(A)    TIME SHARE LESSOR HEREBY CERTIFIES THAT THE AIRCRAFT HAS BEEN INSPECTED AND MAINTAINED WITHIN THE 12 MONTH PERIOD PRECEDING THE EFFECTIVE DATE OF THIS AGREEMENT OR DURING THE PERIOD OF TIME SHARE LESSOR’S OWNERSHIP OF THE AIRCRAFT (IF LESS THAN 12 MONTHS) IN ACCORDANCE WITH THE PROVISIONS OF FAR PART 91 AND ALL APPLICABLE REQUIREMENTS FOR THE MAINTENANCE AND INSPECTION THEREUNDER HAVE BEEN MET.
(B)    TIME SHARE LESSOR AGREES, CERTIFIES, AND KNOWINGLY ACKNOWLEDGES THAT THE AIRCRAFT WILL BE MAINTAINED AND INSPECTED FOR FAR PART 91 OPERATIONS TO BE CONDUCTED UNDER THIS AGREEMENT.
(C)    DURING THE DURATION OF THIS AGREEMENT, TIME SHARE LESSOR IS RESPONSIBLE FOR OPERATIONAL CONTROL OF THE AIRCRAFT IDENTIFIED AND TO BE OPERATED UNDER THIS AGREEMENT.
(D)    THE PARTIES UNDERSTAND THAT AN EXPLANATION OF FACTORS AND PERTINENT FEDERAL AVIATION REGULATIONS BEARING ON OPERATIONAL CONTROL CAN BE OBTAINED FROM THE NEAREST FLIGHT STANDARDS DISTRICT OFFICE. THE PARTIES HERETO CERTIFY THAT A TRUE COPY OF THIS AGREEMENT SHALL BE CARRIED ON THE AIRCRAFT AT ALL TIMES AND SHALL BE MADE AVAILABLE FOR INSPECTION UPON REQUEST BY AN APPROPRIATELY CONSTITUTED IDENTIFIED REPRESENTATIVE OF THE ADMINISTRATOR OF THE FAA.
(E)    I, THE UNDERSIGNED MP MATERIALS CORP. 1700 S. PAVILION CENTER DRIVE, SUITE 800, LAS VEGAS, NV 89135, CERTIFY THAT I AM RESPONSIBLE FOR OPERATIONAL CONTROL OF THE AIRCRAFT AND THAT I UNDERSTAND MY RESPONSIBILITIES FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused the signatures of their authorized representatives to be affixed below on the day and year first above written. The persons signing below warrant their authority to sign.

TIME SHARE LESSOR:	TIME SHARE LESSEE:
MP Materials Corp.	James H. Litinsky

By: /s/ Elliot D. Hoops	/s/ James H. Litinsky
Name: Elliot D. Hoops
Title: General Counsel and Secretary
A copy of this Agreement must be carried in the Aircraft while being operated hereunder.

INSTRUCTIONS FOR COMPLIANCE WITH
TRUTH IN LEASING REQUIREMENTS
1.    Mail a copy of the agreement to the following address via certified mail, return receipt requested, immediately upon execution of the agreement (14 C.F.R. 91.23 requires that the copy be sent within twenty-four hours after it is signed):
Federal Aviation Administration
Aircraft Registration Branch
ATTN: Technical Section
P.O. Box 25724
Oklahoma City, Oklahoma 73125
2.    Telephone or fax the nearest Flight Standards District Office at least forty-eight hours prior to the first flight made under this agreement.
3.    Carry a copy of the agreement in the Aircraft at all times when the Aircraft is being operated under the agreement.